Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS:	Kris M. Maly	Cameron Associates
	Investor Relations Department	Kevin McGrath
	Aastrom Biosciences, Inc.	Phone: (212) 245-4577
Phone: (734) 930-5777
AASTROM BIOSCIENCES TO RAISE $13.5 MILLION
IN REGISTERED DIRECT OFFERING
Ann Arbor, Michigan, October 16, 2007 — Aastrom Biosciences, Inc. (Nasdaq: ASTM), a leading regenerative medicine company, announced today that it has executed definitive Purchase Agreements for the sale of approximately 11.8 million Units in a registered direct placement to a select group of unaffiliated institutional investors at a price of $1.14 per Unit for gross proceeds of approximately $13.5 million. Each Unit consists of one share of the Company’s common stock and a warrant to purchase 0.5 shares of the Company’s common stock at a price of $1.5875 per share, which represents a 25% premium to the Company’s closing stock price on October 15, 2007. These warrants are not exercisable for six months and one day after the date of issuance, and will then be exercisable thereafter for a period of five years. If the warrants are exercised it will generate up to an additional $9.4 million in proceeds to Aastrom. This transaction is expected to be completed within the next few days, subject to customary closing conditions. BMO Capital Markets Corp. served as the exclusive placement agent in this transaction.
A registration statement relating to these securities has been filed with the U.S. Securities and Exchange Commission. A prospectus and prospectus supplement relating to this transaction may be obtained directly from the Company (Investor Relations Department, P.O. Box 376, Ann Arbor, MI 48106) or from the U.S. Securities and Exchange Commission website at www.sec.gov.
This press release does not constitute an offer to sell or the solicitation of an offer to buy, and these securities cannot be sold in any state in which this offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
About Aastrom Biosciences, Inc.
Aastrom is a leader in the development of autologous cell products for the repair or regeneration of human tissue. The Company’s proprietary Tissue Repair Cell (TRC) Technology involves the use of a patient’s own cells to manufacture products to treat a range of chronic diseases and serious injuries affecting bone, vascular, cardiac, and neural tissues. Aastrom’s TRC-based products contain increased numbers of stem and early progenitor cells, produced from a small amount of bone marrow collected from the patient. The TRC Technology platform has positioned Aastrom to advance multiple products into clinical development. Currently, the Company has a bone regeneration product in Phase III development for the treatment of osteonecrosis of the femoral head (called the ON-CORE trial), a vascular regeneration product in Phase IIb development for the treatment of critical limb ischemia (called the RESTORE-CLI trial), and preclinical research programs targeting unmet needs in cardiac and neural health. Aastrom product candidates to treat osteonecrosis of the femoral head and dilated cardiomyopathy have been designated for orphan drug status by the FDA. For more information, visit Aastrom’s website at www.aastrom.com. (astmc)
This document contains forward-looking statements, including without limitation, statements concerning the timing of planned clinical trials, clinical trial strategies, product development objectives, potential advantages of TRC-based products and potential product applications, which involve certain risks and uncertainties. The forward-looking statements are also identified through use of the words “expected,” and other words of similar meaning. Actual results may differ significantly

Aastrom Biosciences  •  Domino’s Farms, Lobby K  •  24 Frank Lloyd Wright Dr.  •  Ann Arbor, MI 48105 USA
Tel: 734-930-5555  •  Fax: 734-665-0485  •  mail@aastrom.com  •  www.aastrom.com

Aastrom-BMO Financing
October 16, 2007

from the expectations contained in the forward-looking statements. Among the factors that may result in differences are potential patient accrual difficulties, clinical trial results, potential product development difficulties, the effects of competitive therapies, regulatory approval requirements, the availability of financial and other resources and the allocation of resources among different potential uses. These and other significant factors are discussed in greater detail in Aastrom’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.
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